Magellan Gold Signs Memorandum of Understanding to Acquire Operating Mill in Mexico

FOR IMMEDIATE RELEASE

                    March 6, 2017

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”) today announced that it has entered into a Memorandum of Understanding (“MOU”) with Rose Petroleum plc (AIM: ROSE) (“Rose”), a multi-asset natural resource business, to purchase an operating floatation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements (together, the “SDA Mill”) located in the State of Nayarit, Mexico, for a total consideration of US$1.5 million. The mill’s normal operation is based on sales of floatation concentrates to smelters, and payment for precious metals content.  The mill has operated for ten years and currently is engaged in toll milling for third party ore producers.

“This exciting acquisition will transform Magellan into a production company, which we believe will attract significant attention in today’s junior mining market”, said Pierce Carson, CEO. “Our strategy following the acquisition will be to build production through expansion of our own resources within the regional gold belt where the mill is located.”

Under the terms of the MOU, the Company has been granted a 90-day option to purchase the SDA Mill in consideration of a non-refundable $50,000 payment.  The option period can be extended for an additional 60 days with another $100,000 payment.  The extension payment will be credited against the purchase price if the transaction closes. The purchase price for the SDA Mill is $1.5 million,  payable as to $1.0 million in cash and $500,000 in restricted common stock of Magellan.

Consummation of the SDA Mill acquisition is subject to numerous conditions, including the parties entering into a separate asset purchase agreement, satisfactory due diligence, the Company completing a financing, an audit of the mill’s financial statements, regulatory approvals and other conditions customary to transactions of this nature.  There can be no assurance that the purchase of the mill will be completed.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals.  The Company’s two mineral properties are located in Arizona and in Peru.

The 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.  The Niñobamba Silver-Gold Property in central Peru, on which the Company has the right to earn a 50% interest, covers 9,027 acres and demonstrates potential for a large, bulk tonnage, silver-gold deposit.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.”  Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson (505) 463-9223

John Power (707) 884-3766